Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Announces Edward R. (Jack) Cameron’s Retirement
and Promotion of Mark Eisenschenk to President and CEO
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Cameron to Remain Chairman of Board

Minneapolis, MN—August 14, 2014—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance recycling and retailing services, today announced that Edward R. (Jack) Cameron is retiring as the company’s president and chief executive officer and that Mark Eisenschenk has been promoted to the position of president and chief executive officer.
Cameron (74) founded the company in 1976 and served as president, chief executive officer and chairman of the board until announcing his retirement; he will remain with the company and continue to serve as chairman of the five-member board of directors. Cameron will work closely with Eisenschenk to ensure a smooth transition of executive leadership.
Under Cameron, the business has grown its revenues to over $130 million with more than 400 employees operating throughout North America. Through his extensive involvement in the appliance retail and recycling industries, Cameron was instrumental in helping develop national regulations and standards for the proper management of ozone-depleting refrigerants and has been an active contributor to the development of carbon offset policy in California. Cameron is also responsible for introducing innovative appliance recycling equipment to North America that prevents the release of greenhouse gases into the atmosphere. As ARCA’s chairman, Cameron will continue to be a strong advocate for the company, energy efficiency and the environment.
Cameron said: “After more than 35 years as the head of ARCA, I believe this is the right time to turn ARCA’s leadership over to the next generation. Since joining ARCA, Mark immersed himself in all aspects of ARCA’s operations to prepare for his new role as president and CEO. Mark’s knowledge of ARCA’s business segments, combined with his previously gained experience and skills, give me confidence that ARCA will prosper under his direction.”

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Eisenschenk has served as the company’s chief operating officer and president of its wholly owned subsidiary ARCA Recycling, Inc., since July 2013. As COO he assumed responsibility for strategic direction and driving performance in the company’s day-to-day operations in preparation for Cameron’s retirement. Before joining ARCA, Eisenschenk was president of Vanguard Graphics International, LLC, a global graphic arts company, and chief executive officer of Xitron, LLC, a multinational software developer and distributor. He also served in leadership roles at Honeywell International and an EPA regulated company.
Eisenschenk said: “I am excited about leading ARCA’s growth in the coming years. I appreciate all Jack has taught me about the business this past year and I respect Jack for his many accomplishments as a pioneer in the appliance recycling industry. ARCA has a diverse but interrelated business structure, an enthusiastic team of passionate and competent associates, and a wealth of opportunities, which we plan to pursue aggressively.”
About ARCA
ARCA’s three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA’s regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Mark Eisenschenk, CEO
(952) 930-9000

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